Exhibit 99

News
Media Contact:
Greta Edgar Borza
Corporate Communications
+1-724-316-7552
edgar@ppg.com

Investor Contact:
Alex Lopez
Investor Relations
+1-412-434-3466
alejandrolopez@ppg.com
investor.ppg.com

PPG reports third quarter 2025 financial results
•Net sales of $4.1 billion, an increase of 1% versus prior year
•Organic sales increased 2% year over year due to higher sales volumes and prices
•Record third quarter reported earnings per diluted share (EPS) of $1.96 and adjusted EPS of $2.13, an increase of 5% year over year
•Segment margin of 17% and segment EBITDA margin of 20%
•Share repurchases in the quarter totaled about $150 million and $690 million year to date

PITTSBURGH, Oct. 28, 2025 – PPG (NYSE:PPG) today reported financial results for the third quarter 2025.

Third Quarter 2025 Consolidated Results

$ in millions, except EPS	3Q 2025	3Q 2024	YOY change
Net sales	$4,082	$4,032	+1%
Net income (a)	$444	$444	—%
Adjusted net income (a)(b)	$481	$475	+1%
EPS (a)	$1.96	$1.90	+3%
Adjusted EPS (a)(b)(c)	$2.13	$2.03	+5%
(a) From continuing operations
(b) Reconciliations of reported to adjusted figures are included below
(c) Includes an unfavorable year-over-year business divestitures impact of $0.05

Chairman and CEO Comments
Tim Knavish, PPG chairman and chief executive officer, commented on the quarter:

PPG delivered an organic sales increase of 2%, including our third consecutive quarter of sales volume growth in a challenging macro environment. This result reflects the benefits of PPG's global breadth and the team's strong commercial execution across our businesses, which is driving share gains. Solid sales improvement, combined with our aggressive cost management, drove an adjusted earnings per share increase of 5% year over year, establishing a third quarter record of $2.13.

Strength in the quarter was driven by demand for PPG's technology-advantaged products, resulting in double-digit organic growth in aerospace coatings, protective and marine coatings, and packaging coatings. Additionally, we delivered above-market growth in automotive original equipment manufacturer (OEM) coatings stemming from share gains. Overall demand for architectural coatings has improved sequentially as organic sales were flat in the quarter, with growth in Mexico offsetting a modest decline in Europe. These gains were partly offset by expected lower sales volumes in automotive refinish coatings in the third quarter, as volumes were heavily weighted to the first half of the year due to distributor order patterns.

As we execute our operational excellence strategy, we have made significant progress through our self-help actions and remain on pace to deliver about $75 million of restructuring savings for the year, which is incremental to other discretionary cost management savings. We remain committed to rewarding our shareholders as we have deployed $1.2 billion toward share repurchases and dividends year to date, including approximately $150 million in share repurchases and $160 million in dividends during the third quarter.

Looking ahead, we expect to deliver organic growth in the fourth quarter despite the current macro environment. We are benefiting from share gains, including in the Industrial Coatings segment, with above-market growth in automotive OEM coatings, packaging coatings and industrial coatings. In Performance Coatings, we anticipate solid organic growth in aerospace and protective and marine coatings, offset by a decrease in automotive refinish coatings sales due to lower industry demand and lighter sales volumes stemming from customer order patterns. In addition, we expect Mexico project-related demand to gradually improve, benefiting our architectural coatings business.

Overall, I have confidence in delivering above-market growth given PPG's technology-advantaged business portfolio and our strong commercial discipline. However, global demand has softened compared to earlier this year and we expect some customer inventory management in automotive refinish coatings as we end the year. As a result, our revised full-year earnings per share guidance is $7.60 to $7.70.

I am excited about the organic growth momentum we have demonstrated as we benefit from our sharpened portfolio of technology-differentiated products and services which is delivering positive selling prices and volumes in 2025. The focus we have put on operational excellence, investing in innovation, and driving share gains, along with our heritage of cash generation, supports our strategy to deliver sustainable top-line and bottom-line growth.

Thank you to our PPG team around the world who make it happen and deliver on our purpose every day: We protect and beautify the world®.

Additional Financial Information
•Net sales in the quarter increased 1% year over year including benefits from sales volume growth of 1%, higher selling prices of 1%, and positive foreign currency translation of 2% offset by business divestitures which reduced sales by 3%.
•At quarter end, the company had cash and short-term investments totaling $1.9 billion. Net debt was $5.4 billion, an increase of $228 million from the third quarter 2024.
•The company has a €600 million debt maturity due in the fourth quarter 2025.
•Corporate expenses were $73 million in the third quarter.
•Third quarter net interest expense was $23 million.
•In the third quarter, the reported effective tax rate was approximately 21% and the adjusted effective tax rate was approximately 22%.

Third Quarter 2025 Reportable Segment Financial Results
Global Architectural Coatings Segment

$ in millions	3Q 2025	3Q 2024	YOY change
Net sales	$1,012	$1,004	+1%
Sales volumes			(2)%
Selling prices			+2%
Foreign currency translation			+4%

Divestitures and other			(3)%
Segment income	$184	$183	+1%
Segment income %	18.2%	18.2%
Segment EBITDA (a)	$213	$209	+2%
Segment EBITDA %	21.0%	20.8%
(a) Reconciliations of reported to adjusted figures are included below

Global Architectural Coatings segment net sales increased compared to the third quarter 2024 driven by higher selling prices and a benefit from foreign currency translation. This was partially offset by the divestiture of our architectural coatings business in Russia and lower sales volumes.

Organic sales for architectural coatings Latin America and Asia Pacific increased by a low single-digit percentage compared to the third quarter 2024 driven by growth in Latin America. Organic sales for architectural coatings EMEA declined by a low single-digit percentage year over year, with higher selling prices more than offset by lower sales volumes in Western Europe. In Mexico, retail sales were solid in the quarter, but project-related sales remained subdued. The company expects incremental improvements in the Mexican business and governmental project investment in the fourth quarter 2025.

Segment EBITDA and segment EBITDA margin were slightly higher than to the prior year with implementation of higher selling prices, cost-control actions and favorable currency translation offset by the business divestiture and lower sales volumes.

Performance Coatings Segment

$ in millions	3Q 2025	3Q 2024	YOY change
Net sales	$1,414	$1,373	+3%
Sales volumes			(2)%
Selling prices			+4%
Foreign currency translation			+1%
Segment income	$272	$306	(11)%
Segment income %	19.2%	22.3%
Segment EBITDA (a)	$307	$337	(9)%
Segment EBITDA %	21.7%	24.5%
(a) Reconciliations of reported to adjusted figures are included below

Performance Coatings segment net sales increased 3% driven by higher selling prices and a foreign currency translation benefit partially offset by lower sales volumes.

Organic sales improved 2% year over year driven by aerospace coatings, protective and marine coatings, and traffic solutions, partially offset by sales volume declines in automotive refinish coatings. Aerospace coatings achieved record quarterly sales with double-digit percentage organic sales growth while our order backlog increased to approximately $310 million. Organic sales in automotive refinish coatings decreased by a double-digit percentage as sales volumes were lower, reflecting customer order patterns stemming from distributors weighting their purchases to the first half of 2025. On a year-to-date basis, PPG automotive refinish coatings organic sales are outperforming industry demand which has declined due to lower U.S. industry collision claims. Protective and marine coatings organic sales increased by a double-digit percentage compared to the prior year and achieved its 10th consecutive quarter of sales volume growth, including above-market marine sales volume growth in Asia Pacific. Traffic solutions benefited from its industry-best value proposition and strong demand across the U.S. and Canada.

Compared to the third quarter 2024, segment EBITDA decreased by 9%, and segment EBITDA margin declined by 280 basis points driven by lower automotive refinish coatings sales volumes and higher growth-related investment spending in aerospace coatings and protective and marine coatings partially offset by higher selling prices.

Industrial Coatings Segment

$ in millions	3Q 2025	3Q 2024	YOY change
Net sales	$1,656	$1,655	—%
Sales volumes			+4%
Selling prices			(1)%
Foreign currency translation			+1%
Divestitures and other			(4)%
Segment income	$233	$200	+17%
Segment income %	14.1%	12.1%
Segment EBITDA (b)	$281	$252	+12%
Segment EBITDA %	17.0%	15.2%
(a) Reconciliations of reported to adjusted figures are included below

Industrial Coatings segment net sales were flat compared to the third quarter 2024. Sales volumes improved 4%, reflecting the benefits from share gains and higher automotive industry production. The impact of lower selling prices from certain index-based customer contracts was offset by favorable foreign currency translation. The divestiture of the silicas products business in late 2024 impacted the year-over-year sales comparison by 4%.

Automotive OEM coatings net sales increased 8% due to above-market sales volume growth in all regions. PPG automotive OEM sales volumes outpaced the global automotive industry by about 300 basis points. Industrial coatings organic sales declined a low single-digit percentage due to lower indexed-based pricing and soft demand in Europe and the United States. Packaging coatings organic sales increased by a double-digit percentage year over year driven by share gains.

Segment EBITDA increased 12% and segment EBITDA margin improved 180 basis points compared to the third quarter 2024. This was driven by higher sales volumes and improved productivity, partially offset by lower selling prices due to index-based contracts and the divestiture of the silicas business.

Outlook
The company's adjusted earnings per share guidance is $7.60 to $7.70 for the full-year 2025. This reflects the momentum of share gains and self-help actions, along with an updated view of current global economic activity, foreign exchange rates as well as regional and business mix.

Additional information related to 2025 financial projections is posted within the slides and prepared commentary associated with the third quarter earnings documents on the Investors section of PPG.com.

The term organic sales as used in this press release is defined as net sales excluding the impact of currency, acquisitions and divestitures.

PPG: WE PROTECT AND BEAUTIFY THE WORLD®
At PPG (NYSE:PPG), we work every day to develop and deliver the paints, coatings and specialty products that our customers have trusted for more than 140 years. Through dedication and creativity, we solve our customers’ biggest challenges, collaborating closely to find the right path forward. With headquarters in Pittsburgh, we operate and innovate in more than 70 countries and reported net sales of $15.8 billion in 2024. We serve customers in construction, consumer products, industrial and transportation markets and aftermarkets. To learn more, visit www.ppg.com.

The PPG Logo and We protect and beautify the world are registered trademarks of PPG Industries Ohio, Inc.

Additional Information
PPG will provide detailed commentary regarding its financial performance, including presentation-slide content, on the PPG Investor Center at www.ppg.com at about 4:30 p.m. ET today, October 28. The company will hold a conference call to review its third quarter 2025 financial performance on October 29, at 8:00 a.m. ET. Participants can pre-register for the conference by navigating to https://www.netroadshow.com/events/login/LE9zwo4BXeV7OIHQfSjjx80yDKl4ftsfUgR. The conference call also will be available in listen-only mode via Internet broadcast from the PPG Investor Center at www.ppg.com. A telephone replay will be available October 29, beginning at approximately 11:59 a.m. ET, through November 12, at 11:59 p.m. ET. The dial-in numbers for the replay are: in the United States, 1-866-813-9403; Canada, 1-226-828-7578; UK (Local), 0204-525-0658; international, +44-204-525-0658; passcode 767516. A web replay also will be available shortly after the call on the PPG Investor Center at www.ppg.com, and will remain through Wednesday, October 28, 2026.

Forward-Looking Statements
Statements contained herein relating to matters that are not historical facts are forward-looking statements reflecting PPG’s current view with respect to future events and financial performance. These matters within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, involve risks and uncertainties that may affect PPG’s operations, as discussed in the company’s filings with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c) or 15(d) of the Exchange Act, and the rules and regulations promulgated thereunder. Accordingly, many factors could cause actual results to differ materially from the forward-looking statements contained herein. Such factors include statements related to earnings guidance, global economic conditions, geopolitical issues, the amount of future share repurchases, increasing price and product competition by our competitors, fluctuations in cost and availability of raw materials, energy, labor and logistics, the ability to achieve selling price increases, margins, share gains, customer inventory levels, PPG inventory levels, the ability to maintain favorable supplier relationships and arrangements, the timing of realization of anticipated cost savings from restructuring and other initiatives, the ability to identify additional cost savings opportunities, the timing and expected benefits of potential future and completed acquisitions, difficulties in integrating acquired businesses and achieving expected synergies therefrom, economic and political conditions in international markets, the imposition and magnitude of tariffs, the ability to penetrate existing, developing and emerging foreign and domestic markets, foreign exchange rates and fluctuations in such rates, fluctuations in tax rates, the impact of future legislation, the impact of environmental regulations, unexpected business disruptions, global human health issues, the unpredictability of existing and possible future litigation, including asbestos litigation, and governmental investigations. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here and in our 2024 Annual Report on Form 10-K are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results compared with those anticipated in the forward-looking statements could include, among other things, lower sales or earnings, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, results of operations or liquidity.

All information in this release speaks only as of October 28, 2025, and any distribution of this release after that date is not intended and will not be construed as updating or confirming such information. PPG undertakes no obligation to update any forward-looking statement, except as otherwise required by applicable law.

Regulation G Reconciliation
PPG believes investors’ understanding of the company’s performance is enhanced by the disclosure of net income, earnings per diluted share from continuing operations PPG’s effective tax rate adjusted for certain items, earnings before interest, taxes, depreciation and amortization ("EBITDA"), adjusted EBITDA and segment EBITDA. PPG’s management considers this information useful in providing insight into the company’s ongoing performance because it excludes the impact of items that cannot reasonably be expected to recur on a quarterly basis or that are not attributable to our primary operations. Net income, earnings per diluted share from continuing operations and the effective tax rate adjusted for these items, EBITDA, adjusted EBITDA and segment EBITDA are not recognized financial measures determined in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and should not be considered a substitute for net income, earnings per diluted share, the effective tax rate, segment income or other financial measures as computed in accordance with U.S. GAAP. In addition, adjusted net income, adjusted earnings per diluted share, the adjusted effective tax rate, EBITDA, adjusted EBITDA and segment EBITDA may not be comparable to similarly titled measures as reported by other companies. PPG is not able to provide a reconciliation of full-year 2025 expected adjusted earnings per diluted share to the most directly comparable GAAP financial measure without unreasonable effort because certain items that impact such measure are uncertain or cannot be reasonably predicted at this time.

Regulation G Reconciliation - Net Income, Earnings per Diluted Share, Effective Tax Rate and Segment Income
($ in millions, except per-share amounts and percentages)

	Third Quarter 2025		Third Quarter 2024
	$	EPS(a)	$	EPS (a)
Reported net income from continuing operations	$444	$1.96	$444	$1.90
Acquisition-related amortization expense	24	0.11	23	0.10
Business restructuring-related costs, net(b)	7	0.03	—	—
Portfolio optimization(c)	—	—	8	0.03
Impairment and other related charges, net(d)	6	0.03	—	—
Adjusted net income from continuing operations, excluding certain items	$481	$2.13	$475	$2.03

	Third Quarter 2025			Third Quarter 2024
	Income Before Income Taxes	Tax Expense	Effective Tax Rate	Income Before Income Taxes	Tax Expense	Effective Tax Rate
Effective tax rate, continuing operations	$556	$118	21.2%	$578	$128	22.1%
Acquisition-related amortization expense	32	8	24.4%	30	7	24.4%
Business restructuring-related costs, net(b)	11	4	38.5%	—	—	—%
Portfolio optimization(c)	2	2	94.5%	10	2	24.3%
Impairment and other related charges, net(d)	24	6	24.3%	—	—	—%
Adjusted effective tax rate, continuing operations, excluding certain items	$625	$138	22.1%	$618	$137	22.2%
(a)Earnings per diluted share is calculated based on unrounded numbers. Figures in the table may not recalculate due to rounding.
(b)Business restructuring-related costs, net include business restructuring charges, offset by releases related to previously approved programs, which are included in Other charges/(income), net on the condensed consolidated statement of income, accelerated depreciation of certain assets, which is included in Depreciation on the condensed consolidated statement of income and other restructuring-related costs, which are included in Cost of sales, exclusive of depreciation and amortization and Selling, general and administrative on the condensed consolidated statement of income.

(c)Portfolio optimization includes gains and losses on the sale of non-core assets, including net gains in the first and third quarter 2025 and a loss recognized on the sale of the Company’s traffic solutions business in Argentina in the second quarter 2024, which are included in Other charges/(income), net in the condensed consolidated statement of income. Portfolio optimization also includes advisory, legal, accounting, valuation, other professional or consulting fees, and certain internal costs directly incurred to effect acquisitions, as well as similar fees and other costs to effect divestitures and other portfolio optimization exit actions. These costs are included in Selling, general and administrative expense on the condensed consolidated statement of income. There was no tax expense associated with the gains recognized on the sales of non-core assets in the first and third quarter 2025.
(d)In the third quarter 2025, the Company recorded net impairment and other related charges related to a consolidated joint venture in the Performance Coatings segment, which are included in Other charges/(income), net on the condensed consolidated statement of income. Net loss of $12 million related to the impairment charge was attributable to noncontrolling interests.

	Third Quarter
	2025	2024
Global Architectural Coatings
Net sales	$1,012	$1,004
Segment income	$184	$183
Segment depreciation and amortization	29	26
Segment EBITDA	$213	$209
Segment EBITDA %	21.0%	20.8%
Performance Coatings
Net sales	$1,414	$1,373
Segment income	$272	$306
Segment depreciation and amortization	35	31
Segment EBITDA	$307	$337
Segment EBITDA %	21.7%	24.5%
Industrial Coatings
Net sales	$1,656	$1,655
Segment income	$233	$200
Segment depreciation and amortization	48	52
Segment EBITDA	$281	$252
Segment EBITDA %	17.0%	15.2%
Total Segment EBITDA
Net sales	$4,082	$4,032
Segment income	$689	$689
Segment depreciation and amortization	112	109
Segment EBITDA	$801	$798
Segment EBITDA %	19.6%	19.8%

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME (unaudited)
(All amounts in millions except per-share data)
	Three Months Ended September 30		Nine Months Ended September 30
	2025	2024	2025	2024
Net sales	$4,082	$4,032	$11,961	$12,116
Cost of sales, exclusive of depreciation and amortization	2,426	2,381	7,000	7,036
Selling, general and administrative	824	848	2,534	2,556
Depreciation	106	89	297	273
Amortization	32	30	97	100
Research and development, net	106	102	314	317
Interest expense	65	67	183	184
Interest income	(42)	(48)	(129)	(135)
Other charges/(income), net	9	(15)	9	14
Income before income taxes	$556	$578	$1,656	$1,771
Income tax expense	118	128	380	405
Income from continuing operations	$438	$450	$1,276	$1,366
Income from discontinued operations, net of tax	9	24	7	54
Net income attributable to controlling and noncontrolling interests	$447	$474	$1,283	$1,420
Net loss/(income) attributable to noncontrolling interests	6	(6)	(7)	(24)
Net income (attributable to PPG)	$453	$468	$1,276	$1,396

Amounts attributable to PPG:
Income from continuing operations, net of tax	$444	$444	$1,269	$1,342
Income from discontinued operations, net of tax	9	24	7	54
Net income (attributable to PPG)	$453	$468	$1,276	$1,396

Earnings per common share:
Income from continuing operations, net of tax	$1.97	$1.91	$5.59	$5.73
Income from discontinued operations, net of tax	0.04	0.10	0.03	0.23
Earnings per common share (attributable to PPG)	$2.01	$2.01	$5.62	$5.96

Earnings per common share – assuming dilution:
Income from continuing operations, net of tax	$1.96	$1.90	$5.57	$5.70
Income from discontinued operations, net of tax	0.04	0.10	0.03	0.23
Earnings per common share (attributable to PPG) - assuming dilution	$2.00	$2.00	$5.60	$5.93

Average shares outstanding	225.7	233.3	226.9	234.5

Average shares outstanding - assuming dilution	226.5	234.3	227.7	235.6

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS HIGHLIGHTS (unaudited)
($ in millions)
	Nine Months Ended September 30
	2025	2024
Cash from operating activities:
Cash from operating activities - continuing operations	$1,047	$1,056
Cash from operating activities - discontinued operations	$7	$18
Cash from operating activities	$1,054	$1,074
Cash used for investing activities - continuing operations:
Capital expenditures	$477	$513
Cash used for financing activities - continuing operations:
Dividends paid on PPG common stock	$468	$464
Purchase of treasury stock	$687	$511

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET HIGHLIGHTS (unaudited)
($ in millions)
	September 30	December 31	September 30
	2025	2024	2024 (a)
Current assets:
Cash and cash equivalents	$1,832	$1,270	$1,228
Short-term investments	76	88	71
Receivables, net	3,718	2,985	3,318
Inventories	2,182	1,846	2,052
Other current assets	415	368	1,244
Total current assets	$8,223	$6,557	$7,913

Current liabilities:
Short-term debt and current portion of long-term debt	$1,410	$939	$339
Accounts payable and accrued liabilities	3,947	3,731	4,016
Current portion of operating lease liabilities	140	126	128
Restructuring reserves	115	128	43
Other current liabilities	—	90	470
Total current liabilities	$5,612	$5,014	$4,996

Long-term debt	$5,904	$4,876	$6,138

(a) In December 2024, PPG completed the sale of 100% of its architectural coatings business in the U.S. and Canada. Accordingly, the September 30, 2024 balance sheet presented has been recast to present the assets and liabilities of the U.S. and Canada architectural coatings business as assets held for sale and liabilities held for sale, which are included within "Other current assets" and "Other current liabilities", respectively.

PPG OPERATING METRICS (unaudited)
($ in millions)
	September 30	December 31	September 30
	2025	2024	2024
Operating Working Capital(a)	$3,202	$2,331	$2,780
As a percent of quarter sales, annualized	19.6%	15.6%	17.2%

(a) Operating working capital includes: (1) receivables from customers, net of allowance for doubtful accounts, (2) FIFO inventories and (3) trade liabilities.

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BUSINESS SEGMENT INFORMATION (unaudited)
($ in millions)
	Three Months Ended September 30		Nine Months Ended September 30
	2025	2024	2025	2024
Net sales
Global Architectural Coatings	$1,012	$1,004	$2,887	$3,040
Performance Coatings	1,414	1,373	4,191	3,975
Industrial Coatings	1,656	1,655	4,883	5,101
Total	$4,082	$4,032	$11,961	$12,116

Segment income
Global Architectural Coatings	$184	$183	$462	$560
Performance Coatings	272	306	902	883
Industrial Coatings	233	200	675	708
Total	$689	$689	$2,039	$2,151

Items not allocated to segments
Corporate / non-segment unallocated, exclusive of depreciation and amortization	(59)	(72)	(213)	(215)
Corporate / non-segment unallocated depreciation and amortization	(14)	(10)	(44)	(39)
Interest expense, net of interest income	(23)	(19)	(54)	(49)
Business restructuring-related costs, net (a)	(11)	—	(40)	(15)
Portfolio optimization (b)	(2)	(10)	2	(42)
Impairment and other related charges, net (c)	(24)	—	(24)	—
Insurance recovery (d)	—	—	6	—
Legacy environmental remediation charges (e)	—	—	(16)	(20)
Income before income taxes	$556	$578	$1,656	$1,771
(a)    Business restructuring-related costs, net include business restructuring charges, offset by releases related to previously approved programs, which are included in Other charges/(income), net on the condensed consolidated statement of income, accelerated depreciation of certain assets, which is included in Depreciation on the condensed consolidated statement of income and other restructuring-related costs, which are included in Cost of sales, exclusive of depreciation and amortization and Selling, general and administrative on the condensed consolidated statement of income.
(b)     Portfolio optimization includes gains and losses on the sale of non-core assets, including net gains in the first and third quarter 2025 and a loss recognized on the sale of the Company’s traffic solutions business in Argentina in the second quarter 2024, which are included in Other charges/(income), net in the condensed consolidated statement of income. Portfolio optimization also includes advisory, legal, accounting, valuation, other professional or consulting fees, and certain internal costs directly incurred to effect acquisitions, as well as similar fees and other costs to effect divestitures and other portfolio optimization exit actions. These costs are included in Selling, general and administrative expense on the condensed consolidated statement of income. There was no tax expense associated with the gains recognized on the sales of non-core assets in the first and third quarter 2025.
(c)     In the third quarter 2025, the Company recorded net impairment and other related charges related to a consolidated joint venture in the Performance Coatings segment, which are included in Other charges/(income), net on the condensed consolidated statement of income. Net loss of $12 million related to the impairment charge was attributable to noncontrolling interests.
(d)    In the first quarter 2025, the Company received reimbursement under its insurance policies for damages incurred at a southern U.S. factory from a winter storm in 2021.
(e)    Legacy environmental remediation charges represent environmental remediation costs at certain non-operating PPG manufacturing sites. These charges are included in Other charges/(income), net in the condensed consolidated statement of income.